                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13 G

                   Under the Securities Exchange Act of 1934
                            (Amendment No. _____)*


                      INNES STREET FINANCIAL CORPORATION
               -------------------------------------------------
                               (Name of Issuer)


                          Common Stock, no par value
                   ----------------------------------------
                        (Title of Class of Securities)


                                  45768F 10 3
                      -----------------------------------
                                (CUSIP Number)


                               December 28, 1998
                     ------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[x]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                               Page 1 of 6 Pages
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------------------------                                 ---------------------
  CUSIP NO. 45768F 10 3             13G                    PAGE 2 OF 6 PAGES
------------------------                                 ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only).

      EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST OF CITIZENS BANK, FSB
      (EIN APPLIED FOR)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      North Carolina

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            179,860

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             179,860

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      179,860
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10    (See Instructions)

       [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12
      EP

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Item 1(a).  Name of Issuer:
---------   --------------

            Innes Street Financial Corporation


Item 1(b).  Address of Issuer's Principal Executive Offices:
---------   -----------------------------------------------

            401 West Innes Street
            P.O. Box 1929
            Salisbury, North Carolina 28145


Item 2(a).  Name of Person Filing:
---------   ---------------------

            Employee Stock Ownership Plan and Trust of
            Citizens Bank, FSB


Item 2(b).  Address of Principal Business Office:
---------   ------------------------------------

            401 West Innes Street
            P.O. Box 1929
            Salisbury, North Carolina 28145


Item 2(c).  Citizenship:
---------   -----------

            Not Applicable


Item 2(d).  Title of Class of Securities:
---------   ----------------------------

            Common Stock, no par value


Item 2(e).  CUSIP Number:
---------   ------------

            45768F 10 3


Item 3.     If this statement is filed pursuant to ''240.13d-1(b) or 240.13d-
------      -----------------------------------------------------------------
            2(b) or (c), check whether the person filing is a:
            -------------------------------------------------

     (a)    [_]     9 Broker or dealer registered under section 15 of the Act
                    (15 U.S.C. 78o).
     (b)    [_]     9 Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).
     (c)    [_]     9 Insurance company as defined in section 3(a)(19) of the
                    Act (15 U.S.C. 78c).

                               Page 3 of 6 Pages
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     (d)    [_]     9 Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e)    [_]     9 An investment advisor in accordance with '240.13d-
                    1(b)(1)(ii)(E);
     (f)    [x]     An employee benefit plan or endowment fund in accordance
                    with '240.13d-1(b)(1)(ii)(F);
     (g)    [_]     9 A parent holding company or control person in accordance with '240.13d-1(b)(1)(ii)(G);
     (h)    [_]     9 A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i)    [_]     A church plan that is excluded from the definition of an
                    investment company under section 3(c)(14) of the Investment
                    Company Act of 1940 (15 U.S.C. 80a-3);
     (j)    [_]     Group, in accordance with '240.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(e), check this box.  [_]

Item 4.     Ownership:
------      ---------

            (a)     Amount Beneficially Owned:     179,860 shares
            (b)     Percent of Class:  8%
            (c)     Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:     179,860

                    (ii)  shared power to vote or to direct the vote:    -0-

                    (iii) sole power to dispose or to direct the disposition of:
                                                                        179,860

                    (iv)  shared power to dispose or to direct the disposition
                          of:                                            -0-


Item 5.     Ownership of Five Percent or Less of a Class:
------      --------------------------------------------

            Not applicable


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person:
------      ---------------------------------------------------------------

            Not applicable



                               Page 4 of 6 Pages
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Item 7.   Identification and Classification of the Subsidiary Which Acquired the
------    ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company:
          --------------------------------------------------------

          Not applicable

Item 8.   Identification and Classification of Members of the Group:
------    ---------------------------------------------------------

          Not applicable


Item 9.   Notice of Dissolution of Group:
------    ------------------------------

          Not applicable

Item 10.  Certification:
-------   -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 9, 1999            /s/ Harold C. Earnhardt
                                    -------------------------------------------
                                    Harold C. Earnhardt, not individually but
                                    solely as trustee under that certain
                                    Citizens Bank, FSB Employee Stock Ownership
                                    Trust effective as of January 1, 1998 by and
                                    between the above signed and Citizens Bank,
                                    FSB

                               Page 5 of 6 Pages
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                                    /s/ James W. Duke
                                    --------------------------------------------
                                    James W. Duke, not individually but solely
                                    as trustee under that certain Citizens Bank,
                                    FSB Employee Stock Ownership Trust effective
                                    as of January 1, 1998 by and between the
                                    above signed and Citizens Bank, FSB



                                    /s/ Gordon P. Hurley
                                    --------------------------------------------
                                    Gordon P. Hurley, not individually but
                                    solely as trustee under that certain
                                    Citizens Bank, FSB Employee Stock Ownership
                                    Trust effective as of January 1, 1998 by and
                                    between the above signed and Citizens Bank,
                                    FSB

                               Page 6 of 6 Pages